Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-135117) on Form S-8 and Registration Statement (No. 334-148315) on Form S-4 of VeraSun Energy Corporation and subsidiaries of our reports dated March 11, 2008 relating to our audits of the consolidated financial statements, the financial statement schedules listed in Item 15(a), and the internal control over financial reporting, which appear in this Annual Report on Form 10-K of VeraSun Energy Corporation and subsidiaries for the year ended December 31, 2007.

Sioux Falls, South Dakota

March 11, 2008

McGladrey & Pullen, LLP is a member firm of RSM International,

an affiliation of separate and independent legal entities.